Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GP Strategies Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-26261 and 333-123949) on Form S-8 and registration statements (Nos. 333-97531 and 333-110611) on Form S-3 of GP Strategies Corporation (the Company) of our reports dated March 11, 2008, with respect to the consolidated balance sheets of GP Strategies Corporation and subsidiaries, as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of GP Strategies Corporation.

Our report refers to the fact that in Note 2, of the notes to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006, Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements on December 31, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.

/s/ KPMG LLP

Baltimore, Maryland
March 11, 2008